Exhibit 10.1

SEVENTH LOAN MODIFICATION AGREEMENT

     THIS SEVENTH LOAN MODIFICATION AGREEMENT (this “Agreement”) is entered into as of June 13, 2005, but is effective as of May 27, 2005 by and between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and having a loan production office at 3353 Peachtree Road, NE, North Tower, Suite M-10, Atlanta, Georgia 30326, and THE ULTIMATE SOFTWARE GROUP, INC., a corporation organized and in good standing in the State of Delaware (“Borrower”), whose address is 2000 Ultimate Way, Weston, Florida 33326.

1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated November 29, 2001 (as may be amended from time to time, the “Loan Agreement”). Hereinafter, all obligations owing by Borrower to Bank shall be referred to as the “Obligations.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement. Hereinafter, the Loan Agreement, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

     A. Defined Terms. The definitions of “Credit Extension”, Loan Documents”, and “Revolving Loan Maturity Date” set forth in Section 13.1 of the Loan Agreement are amended and restated in their entirety as follows:

     “Committed Revolving Line” is Advances of up to Two Million Five Hundred Thousand Dollars ($2,500,000) and includes all Equipment Advances, Letters of Credit and the amount of all Cash Management Services.

     “Credit Extension” is each Advance, Equipment Advance, Letter of Credit, Cash Management Service, Supplemental Equipment Advance, Term Loan or any other extension of credit by Bank for Borrower’s benefit.

     “Loan Documents” are, collectively, this Agreement, the Revolving Promissory Note, the Equipment Term Note, the Supplemental Equipment Term Note, the Term Note, any other note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

     “Revolving Maturity Date” is May 26, 2006.

     From and after the date hereof, the following definitions terms are added to Section 13.1 of the Loan Agreement:

     “Non Formula Period” means such times as Borrower maintains not less than Twelve Million Dollars ($12,000,000) in unencumbered cash or cash equivalents with Bank and any investments held with Bank’s affiliates.

     “Term Loan” is a Credit Extension of up to Two Million Five Hundred Thousand Dollars ($2,500,000).

     “Term Loan Advance” has the meaning set forth in Section 2.1.6.

     “Term Loan Availability End Date” means April 28, 2006.

     “Term Note” means that certain Term Note dated June 13, 2005 in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) from Borrower in favor of Bank, together with all renewals, amendments, modifications and substitutions therefor.

     B. Revolving Advances. Section 2.1.1 of the Loan Agreement is amended and restated in its entirety as follows:

     2.1.1 Revolving Advances.

     (a) During any Non Formula Period, Bank will make Advances not exceeding the Committed Revolving Line. At all other times, Bank will make Advances not exceeding (i) the lesser of (A) the Committed Revolving Line, or (B) the Borrowing Base; minus (y) the outstanding principal balance of all Equipment Advances, and minus (z) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit). Amounts borrowed under this Section may be repaid without penalty and reborrowed during the term of this Agreement. All Advances shall be evidenced by the Revolving Promissory Note to be executed and delivered by Borrower to Bank on the Closing Date and shall be repaid in accordance with the terms of the Revolving Promissory Note. Notwithstanding anything set forth in this Agreement to the contrary, the maximum amount of Credit Extensions allowed under the Committed Revolving Line shall not at any time exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

     C. Term Loan. The following provisions are added to the Loan Agreement immediately after Section 2.1.5 as Section 2.1.6:

     2.1.6 Term Loan.

          (a) Through the Term Loan Availability End Date, Bank will make advances (“Term Loan Advance” and, collectively, “Term Loan Advances”) under the Term Loan. Each Term Loan Advance must be for a minimum of One Hundred Thousand Dollars ($100,000). The number of Term Loan Advances is limited to seven (7). Borrower must advance not less than Five Hundred Thousand Dollars under the Term Loan within seventy five (75) days of the closing of the Term Loan and not less than One Million Dollars ($1,000,000) on or before December 31, 2005.

          (b) Term Loan Advances are payable in thirty six (36) equal monthly installments of principal, plus accrued interest, beginning on the first (1st) day of each month following the date of the Term Loan Advance and ending on the date which is thirty six (36) months after the date of such Term Loan Advance. All Term Loan Advances shall be evidenced by the Term Note to be executed and delivered by Borrower to Bank. Term Loan Advances when repaid may not be reborrowed.

          (c) To obtain a Term Loan Advance, Borrower must notify Bank with a Payment/Advance Form (the notice is irrevocable) by facsimile no later than 3:00 p.m. Eastern time one (1) Business Day before the day on which the Term Loan Advance is to be made. The Payment/Advance Form must be signed by a Responsible Officer or designee.

          (d) Borrower may voluntarily prepay all or any portion of any Term Loan Advance upon not less than five (5) Business Days notice to Bank, provided any such prepayment is accompanied by a prepayment fee equal to (i) three percent (3%) of the amount prepaid if the prepayment occurs within the first twelve (12) months from the date of the Term Loan Advance; (ii) two percent (2%) of the amount prepaid if the prepayment occurs after the first twelve (12) months, and prior to the twenty fourth (24th) month from the date of the Term Loan Advance; and (iii) one percent (1%) of the amount prepaid at all times after the first twenty four (24) months from the date of the Term Loan Advance. In addition to the above prepayment fee, at the time of any such prepayment, Borrower must pay, on the date of the prepayment (A) all unpaid accrued interest to the date of the prepayment; and (B) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement. This provision does not apply to any prepayment which results from an Event of Default.

          (e) All Term Loan Advances shall accrue at a fixed rate of interest as of the date of each Term Loan Advance, as selected by Borrower equal to either (y) one half of one percent per annum in excess of the Prime Rate as of the date of such Term Loan Advance or (z) seven percent (7.0%) per annum.

     D. Financial Reporting. From and after the date hereof, Section 6.2(d) is amended and restated in its entirety as follows:

     (d) Within thirty (30) days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D, provided, however, during any Non Formula Period, Borrower will deliver such Compliance Certificate on a quarterly basis, within forty five (45) days after the last day of each quarter.

     E. Financial Covenants. From and after the date hereof, Section 6.7 of the Loan Agreement is amended and restated in its entirety as follows:

     6.7 Financial Covenants. Borrower will maintain:

          (i) Quick Ratio. A ratio of (a) Quick Assets, including all short and long term securities to (b) Current Liabilities, plus all Indebtedness debt to Bank, (including issued but undrawn Letters of Credit), less deferred revenue of at least 1.75 to 1.00. This covenant will be measured as of the as of the last day of each month during any Formula Period and as of the last day of each quarter during any Non-Formula Period.

          (ii) Quarterly Revenue. Minimum revenue as of the end of each quarter of not less than the following amounts at the following times:

Period Ending:	Quarterly Revenue:
March 31, 2005	$15,400,000;
June 30, 2005	$16,300,000;
September 30, 2005	$16,800,000;
December 31, 2005 and as of the end of each quarter thereafter	$18,900,000.

     E. During any Non Formula Period, provided no Event of Default has occurred and is continuing and the outstanding amount of Advances under the Committed Revolving Line does not exceed $500,000, Borrower will not be required to have an audit of the Collateral performed.

4. PAYMENT OF LOAN FEE. In consideration of Bank’s agreement to enter into this Agreement, and amend and extend the Committed Revolving Line, the Borrower shall pay to Bank on the date of the first Advance on the Committed Revolving Line after the date hereof, a non refundable loan fee in the amount of Six Thousand Two Hundred Fifty Dollars ($6,250) (the “Revolving Loan Fee”). In addition, Borrower shall pay to Bank a non refundable loan fee in connection with the Term Loan on December 31, 2005 (the “Term Loan Fee”). The Term Loan Fee shall be calculated in accordance with the following formula:

$1,000,000 minus aggregate amount of
Term Loan Advances (but not to exceed $1,000,000)
made on or before December 31, 2005
$1,000,000	x	$19,750= Term Loan Fee

In addition, Borrower shall pay on the date hereof all out-of-pocket expenses, including, without limitation, Bank’s attorneys’ fees. The Revolving Loan Fee and the Term Loan Fee each are considered earned on the date hereof and are not refundable.

5. COMPLIANCE CERTIFICATE. Exhibit D (Compliance Certificate) to the Loan Agreement is replaced in its entirety with Exhibit D attached hereto.

6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

7. NO DEFENSES OF BORROWER. Borrower agrees that it has no defenses against the obligations to pay any amounts under the Obligations.

8. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Agreement. The terms of this paragraph apply not only to this Agreement, but also to all subsequent loan modification agreements.

9. CONDITIONS. This Agreement shall not become effective until Bank receives the following, each of which shall be satisfactory in form and substance to Bank:

     (a) The Term Note;

     (b) proof that the Borrower has paid all fees, costs and expenses to Bank in connection with this Agreement, including but not limited to all the Bank’s attorneys fees and expenses; and

     (c) such other information, instruments, opinions, documents, certificates and reports as Bank may deem necessary.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     This Agreement is executed as of the date first written above.

BORROWER:

THE ULTIMATE SOFTWARE GROUP, INC.

By:	/s/ Mitchell K. Dauerman

Name:	Mitchell K. Dauerman

Title:	Executive Vice President, Chief Financial Officer and Treasurer

BANK:

SILICON VALLEY BANK

By:	/s/ Dale Kirkland

Name:	Dale Kirkland

Title:	Senior Vice President

EXHIBIT D
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054

FROM:	THE ULTIMATE SOFTWARE GROUP, INC.
2000 Ultimate Way
Weston, Florida 33326

     The undersigned authorized officer of The Ultimate Software Group, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending ___ with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Form 10-Q	Quarterly within 45 days	Yes	No
Annual (Audited)	FYE within 120 days	Yes	No

During any Formula Period, Monthly financial statements + CC	Monthly within 30 days	Yes	No
During any Non Formula Period, Quarterly financial statements+ CC	Quarterly within 45 days	Yes	No

When Advances are outstanding on
Line of Credit:

A/R Aging	Monthly within 30 days	Yes	No
Borrowing Base Certificate	Monthly within 30 days	Yes	No

Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis during any Formula Period and Quarterly, during any Non Formula Period
Minimum Quick Ratio	1.75:1.00	:1.00	Yes	No

Maintain on a Quarterly Basis:

Financial Covenant	Required	Actual	Complies
Minimum Revenue
March 31, 2005	$15,400,000	$	Yes	No
June 30, 2005	$16,300,000	$	Yes	No
September 30, 2005	$16,800,000;	$	Yes	No
December 31, 2005 and as of the end of each quarter thereafter	$18,900,000	$	Yes	No

Have there been updates to Borrower’s intellectual property, if appropriate?			Yes	No
Has Borrower added any new offices or business locations since the prior compliance certificate?			Yes	No

Comments Regarding Exceptions: See Attached.
Sincerely,

Signature

Title

Date